Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Second Quarter 2017 Results

•	Revenue of $290.5 million up 19 percent sequentially

•	Net income of $0.36 per basic share before adjustments

•	Tons sold in Oil and Gas a record 2.7 million tons

•	Generated operating cash flow of $100.0 million

•	Updating FY 2017 capital expenditure guidance to a range of $325 million to $375 million

Frederick, Md., July 31, 2017 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $29.5 million or $0.36 per basic and diluted share for the second quarter ended June 30, 2017 compared with a net loss of $11.8 million or $(0.19) per basic and diluted share for the second quarter of 2016. The second quarter results were negatively impacted by $1.5 million in business development related expenses. Excluding this expense, net of the $0.6 million tax effect, EPS was $0.38 per basic share for the quarter.

“U.S. Silica’s strong second quarter performance reflects robust demand and pricing growth for frac sand and Sandbox last mile delivery services in our Oil and Gas business and another record quarter for our Industrials unit.’’ said Bryan Shinn, president and chief executive officer. “We expect to see further strength in well completions and sand usage per well, leading to record 2017 business results and we also continue to work diligently on building out new capacity and potentially closing additional accretive acquisitions in both segments of our company” he added.

Second Quarter 2017 Highlights

Total Company

•	Revenue totaled $290.5 million compared with $117.0 million for the same period last year, an increase of 148% on a year-over-year basis and an increase of 19% sequentially over the first quarter of 2017.

•	Overall tons sold totaled 3.638 million, up 63% compared with 2.237 million tons sold in the second quarter of 2016 and an increase of 7% sequentially from the first quarter of 2017.

•	Contribution margin for the quarter was $94.5 million, up 510% compared with $15.5 million in the same period of the prior year and up 60% sequentially from the first quarter of 2017.

•	Adjusted EBITDA was $75.1 million compared with Adjusted EBITDA of $5.4 million for the same period last year and $42.7 million for the first quarter of 2017.

Oil and Gas

•	Revenue for the quarter totaled $235.0 million compared with $64.9 million for the same period in 2016, an increase of 262% on a year-over-year basis and an increase of 22% sequentially from the first quarter of 2017.

•	Tons sold totaled 2.745 million, an increase of 106% compared with the 1.333 million tons sold in the second quarter of 2016 and an increase of 8% sequentially compared with the tons sold in the first quarter of 2017.

•	62% of tons were sold in basin compared with 67% sold in basin in the first quarter of 2017.

•	Segment contribution margin was $71.2 million versus a loss of $6.0 million in the second quarter of 2016, an increase of 1288% and up 83% compared with the first quarter of 2017.

Industrial and Specialty Products

•	Revenue for the quarter totaled $55.4 million compared with $52.1 million for the same period in 2016, an increase of 6% on a year-over-year basis and up 7% sequentially from the first quarter of 2017.

•	Tons sold totaled 0.893 million, relatively flat on a year-over-year basis and an increase of 4% on a sequential basis compared with the first quarter of 2017.

•	Segment contribution margin was $23.3 million compared with $21.5 million in the second quarter of 2016, an increase of 8% on a year-over-year basis and up 15% sequentially compared with the first quarter of 2017.

Capital Update

As of June 30, 2017, the Company had $598.5 million in cash and cash equivalents and $46.0 million available under its credit facilities. Total debt at June 30, 2017 was $511.1 million. Capital expenditures in the second quarter totaled $135.2 million and were associated largely with engineering, procurement and construction of the Company’s growth projects and maintenance and cost improvement capital projects.

Outlook and Guidance

The Company is updating its full year guidance for capital expenditures. The Company now anticipates that its capital expenditures for the full year 2017 will be in the range of $325 million to $375 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Aug. 1, 2017 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers (201) 612-7415. The conference ID number for the replay is 13665654. The replay of the call will be available through Sept. 1, 2017.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 117-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 240 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Total sales	$290,465	$244,797	$116,994
Total cost of sales (excluding depreciation, depletion and amortization)	197,411	187,475	102,707
Operating expenses:
Selling, general and administrative	26,012	22,341	14,585
Depreciation, depletion and amortization	23,626	21,599	15,209

Total operating expenses	49,638	43,940	29,794

Operating income (loss)	43,416	13,382	(15,507)
Other income (expense):
Interest expense	(8,105)	(7,646)	(6,647)
Other income (expense), net, including interest income	1,258	(4,928)	608

Total other expense	(6,847)	(12,574)	(6,039)

Income (loss) before income taxes	36,569	808	(21,546)
Income tax benefit (expense)	(7,110)	1,714	9,774

Net income (loss)	$29,459	$2,522	$(11,772)

Earnings (loss) per share:
Basic	$0.36	$0.03	($0.19)
Diluted	$0.36	$0.03	($0.19)
Weighted average shares outstanding:
Basic	81,087	80,983	63,417
Diluted	81,945	82,244	63,417
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$598,535	$711,225
Accounts receivable, net	159,110	89,006
Inventories, net	74,278	78,709
Prepaid expenses and other current assets	10,254	12,323
Income tax deposits	—	1,682

Total current assets	842,177	892,945

Property, plant and mine development, net	919,840	783,313
Goodwill	246,181	240,975
Trade names	33,068	32,318
Intellectual property, net	65,384	57,270
Customer relationships, net	52,508	50,890
Other assets	15,013	15,509

Total assets	$2,174,171	$2,073,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$102,376	$70,778
Dividends payable	5,229	5,221
Accrued liabilities	14,698	13,034
Accrued interest	61	169
Current portion of long-term debt	4,832	4,821
Current portion of capital leases	1,961	2,237
Current portion of deferred revenue	25,402	13,700
Income tax payable	2,791	—

Total current liabilities	157,350	109,960

Long-term debt	506,295	508,417
Deferred revenue	79,808	58,090
Obligations under capital lease	138	717
Liability for pension and other post-retirement benefits	59,411	56,746
Deferred income taxes, net	52,328	50,075
Other long-term obligations	16,633	15,925

Total liabilities	871,963	799,930

Stockholders’ Equity:
Preferred stock	—	—
Common stock	812	811
Additional paid-in capital	1,134,245	1,129,051
Retained earnings	184,959	163,173
Treasury stock, at cost	(491)	(3,869)
Accumulated other comprehensive loss	(17,317)	(15,876)

Total stockholders’ equity	1,302,208	1,273,290

Total liabilities and stockholders’ equity	$2,174,171	$2,073,220

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(dollars in thousands)
Sales:
Oil & Gas Proppants	$235,018	$192,959	$64,926
Industrial & Specialty Products	55,447	51,838	52,068

Total sales	290,465	244,797	116,994
Segment contribution margin:
Oil & Gas Proppants	71,222	38,841	(5,995)
Industrial & Specialty Products	23,267	20,216	21,486

Total segment contribution margin	94,489	59,057	15,491
Operating activities excluded from segment cost of sales	(1,435)	(1,735)	(1,204)
Selling, general and administrative	(26,012)	(22,341)	(14,585)
Depreciation, depletion and amortization	(23,626)	(21,599)	(15,209)
Interest expense	(8,105)	(7,646)	(6,647)
Other income (loss), net, including interest income	1,258	(4,928)	608
Income tax benefit (expense)	(7,110)	1,714	9,774

Net income (loss)	$29,459	$2,522	$(11,772)

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(dollars in thousands)
Net income (loss)	$29,459	$2,522	$(11,772)
Total interest expense, net of interest income	6,641	6,311	6,150
Provision for taxes	7,110	(1,714)	(9,774)
Total depreciation, depletion and amortization expenses	23,626	21,599	15,209

EBITDA	66,836	28,718	(187)
Non-cash incentive compensation(1)	6,442	5,510	3,449
Post-employment expenses (excluding service costs)(2)	240	489	199
Business development related expenses(3)	1,543	1,486	861
Other adjustments allowable under our existing credit agreements(4)	11	6,509	1,051

Adjusted EBITDA	$75,072	$42,712	$5,373

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note L - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement. T he three months ended March 31, 2017 amount includes a contract restructuring cost of $6.3 million.

Investor Contact:

Michael Lawson

Vice President of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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